March 13, 1996


Lewis Galoob Toys, Inc.
500 Forbes Boulevard
South San Francisco, California  94080

Dear Sirs:

                  Lewis Galoob Toys, Inc., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, on Form S-1 (the "Registration Statement") which relates to 1,684,298 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which are being offered for resale by certain selling stockholders (i) upon conversion of warrants issued to Gerard Klauer Mattison & Co., LLC (the "GKM Warrant"), (ii) upon conversion of warrants issued to this firm (the "SFH&G Warrant") (which warrant was subsequently distributed to certain members of this firm) or (iii) upon exercise of the Company's 8% Convertible Subordinated Debentures due 2000 (the "Debentures"), and the related Preferred Stock Purchase Rights (the "Rights") to be issued in connection with the issuance of the Shares pursuant to the Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company, as substitute Rights Agent (the "Rights Agreement"). This opinion is an exhibit to the Registration Statement.

                  We have acted as counsel to the Company in connection with the proposed offer and sale of the Shares and related Rights as contemplated by the Registration Statement. However, we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company. We note further that Martin Nussbaum, a member of this firm, has been a director of the Company since 1985 and is the beneficial owner of 9,473 shares of Common Stock, including 2,473 shares of Common Stock issuable upon exercise of that portion of the SFH&G Warrant distributed to him. Mr. Nussbaum disclaims beneficial ownership of 22,527 shares of Common Stock issuable upon exercise of the remaining portion of the SFH&G Warrant distributed to other members of this firm. The SFH&G Warrant was issued to this firm by the Company in connection with Mr. Nussbaum's services as Chairman of the Executive Committee of the Board of Directors.

Lewis Galoob Toys, Inc.
March 13, 1996
Page 2


                  We have examined copies (in each case signed, certified or otherwise proved to our satisfaction) of the Company's Certificate of Incorporation, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and stockholders, and such other documents and instruments relating to the Company and the proposed offering as we have deemed necessary under the circumstances. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents and certificates submitted to us as copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

                  We note that we are members of the Bar of the State of New York and do not hold ourselves out as experts in or opine on the laws of any jurisdiction other than the State of New York and the federal laws of the United States. Insofar as the opinions set forth below relate to the laws of the State of Delaware, we have relied solely upon our reading of standard compilations of the Delaware General Corporation Law, as presently in effect.

                  Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that:

                  1. The Company has been duly incorporated under the laws of the State of Delaware and has an authorized capital stock consisting of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

                  2. The Shares underlying the Debentures have been duly authorized and, when paid for and issued upon conversion of such Debentures, in accordance with the Indenture (the "Indenture") by and between the Company and Continental Stock Transfer & Trust Company, as Trustee, will be legally and validly issued, fully paid and non-assessable.

                  3. The Shares underlying the GKM Warrant have been duly authorized and, when paid for and issued upon exercise of such GKM Warrant, in accordance with the Warrant Agreement (the "GKM Warrant Agreement") by and between the Company and Gerard Klauer Mattison & Co., LLC, will be legally and validly issued, fully paid and non-assessable.

Lewis Galoob Toys, Inc.
March 13, 1996
Page 3


                  4. The Shares underlying the SFH&G Warrant have been duly authorized and, when paid for and issued upon exercise of such SFH&G Warrant, in accordance with the Warrant Agreement (the "SFH&G Warrant Agreement") by and between the Company and this firm, will be legally and validly issued, fully paid and non-assessable.

                  5. The Rights issued in connection with the issuance of the Shares underlying the Debentures pursuant to the Rights Agreement have been duly authorized and, when paid for and issued upon conversion of such Debentures, in accordance with the Indenture, will be legally and validly issued.

                  6. The Rights issued in connection with the issuance of the Shares underlying the GKM Warrant pursuant to the Rights Agreement have been duly authorized and, when paid for and issued upon exercise of such GKM Warrant in accordance with the GKM Warrant Agreement, will be legally and validly issued.

                  7. The Rights issued in connection with the issuance of the Shares underlying the SFH&G Warrant pursuant to the Rights Agreement have been duly authorized and, when paid for and issued upon exercise of such SFH&G Warrant in accordance with the SFH&G Warrant Agreement, will be legally and validly issued.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

                  This opinion is rendered as of the date hereof and we undertake no obligation to advise you of any change in any matters herein, whether legal or factual. This opinion is

Lewis Galoob Toys, Inc.
March 13, 1996
Page 4



furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon by any other person or for any other purposes without our prior written consent, except as expressly provided in the preceding paragraph.

                                            Very truly yours,



                                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP